Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-275888) on Form S-1, (Nos. 333-248492, 333‑258322, and 333-281457) on Form S-3 and (Nos. 333‑159556, 333‑194423, 333‑194429, 333‑202327, 333‑209620, 333‑216762, 333‑224002, 333‑230293, 333‑237101, 333‑248489, 333‑249188, 333‑254267, 333‑263452, 333‑270388, and 333-278384) on Form S-8 of Aemetis, Inc. (the Company) of our reports dated March 14, 2025, relating to the consolidated financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting (on which our report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of Aemetis, Inc. for the year ended December 31, 2024.

/s/ RSM US LLP

Des Moines, Iowa

March 14, 2025